Exhibit 99.1

Press Release
Universal Display Contact:
Darice Liu
investor@oled.com media@oled.com +1 609-964-5123

Universal Display Corporation Announces the Appointment of New Board Members

Ewing, N.J. – March 7, 2024 – Universal Display Corporation (Nasdaq: OLED) (UDC), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today announced that Dr. Nigel Brown and Dr. Joan Lau have joined the Company’s Board of Directors, effective March 4, 2024. The addition of these new directors expands UDC’s Board to ten members.

“I am pleased to welcome Nigel and Joan to the Board,” said Steven V. Abramson, President and Chief Executive Officer of Universal Display Corporation and a member of the Board. “Nigel adds a wealth of business innovation, technical knowledge and corporate strategic planning expertise to our Board. Joan brings over two decades of extensive scientific and business acumen as well as invaluable leadership experience to UDC. We believe that their deep research and development backgrounds and experience with growth companies will enhance the capabilities of our Board as we explore and execute on opportunities in the global OLED industry and beyond.”

About Dr. Nigel Brown:

Nigel Brown has more than 25 years of experience in leadership and strategy in the pharmaceutical, biotechnology and contract research industries. Dr. Brown is the Founder and Chief Executive Officer of Princeton Healthcare Advisory, LLC, an advisory firm specializing in support for growth-focused investors

Exhibit 99.1

in healthcare and life science sectors. Dr. Brown is an Advisor for Rothschild & Co., Five Arrows Managers LLP and previously served as General Partner for Trevi Health Capital, a healthcare-focused specialty investment firm, and held oversight and advisory roles for numerous organizations. Dr. Brown has extensive experience in acquisitions and strategic partnerships in the biomedical and technology sectors and is a skilled partner in facilitating investments and corporate transactions. Dr. Brown received his BA in Chemistry and PhD in Physiological Sciences from the University of Oxford and his MBA from The Open University. Dr. Brown also serves on the board for Inotiv, Inc. (NASDAQ: NOTV).

About Dr. Joan Lau:

Joan Lau has more than 20 years of experience in executive leadership and business development for biopharmaceutical, biotechnology and R&D-focused companies. Dr. Lau is the Co-Founder and Chief Executive Officer of Spirovant (previously called Talee Bio), a gene therapy company developing treatments and cures for respiratory diseases including cystic fibrosis. Dr. Lau is also an Adjunct Professor and Trustee at the University of Pennsylvania. Previously, Dr. Lau co-founded and served as Managing Partner at Militia Hill Ventures, which focuses on building and growing high-quality life science companies. Dr. Lau has also served as CEO for several venture-capital-backed biotech companies. Dr. Lau earned her MBA from the Wharton School of Business at the University of Pennsylvania, her PhD in Neuroscience from the University of Cincinnati College of Medicine, and her BS in Bioengineering from the University of Pennsylvania. Dr. Lau also serves on the boards for Brandywine Realty Trust (NYSE: BDN) and Rockwell Medical, Inc. (NASDAQ: RMTI).

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications. Founded in 1994 and with subsidiaries and offices around the world, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 6,000 patents issued and pending worldwide. Universal Display licenses its proprietary technologies, including its

Exhibit 99.1

breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of energy-efficient and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation. All other Company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to the projected adoption, development and advancement of the Company’s technologies, and the Company’s expected results and future declaration of dividends, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

Follow Universal Display Corporation

Twitter

Facebook

YouTube

(OLED-C)